Exhibit 5.1

Our ref	VZL\656320\4012315v1
Direct tel	+852 2971 3095
Email	valerie.law@maplesandcalder.com

Lizhan Enviromental Corporation No. 716 Qifu Road, Wutong Street, Tongxiang Zhejiang Province, 314500 People's Republic of China

[  ] August 2010

Dear Sirs

Lizhan Environmental Corporation

We have acted as Cayman Islands legal advisers to Lizhan Environmental Corporation (the "Company") in connection with the Company’s registration statement on Form F-1 (File No. 333-[●]), including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, on [●] 2010 relating to the offering by the Company of its ordinary shares of par value US$0.20 each (the "Shares").

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the certificate of incorporation dated 3 August 2009 and the certificate of incorporation on change of name dated 14 January 2010.

1.2	the amended and restated memorandum and articles of association of the Company as adopted by resolutions of the sole shareholder on 31 August 2009 (the "Pre-IPO M&A");

1.3
the amended and restated memorandum and articles of association of the Company as conditionally adopted by special resolution passed on [●] 2010 and effective immediately upon completion of the Company’s initial public offering of Shares (the "IPO M&A");

1.4	the written resolutions of the directors of the Company dated [●] 2010 (the "Directors' Resolutions");

1.5	the written resolutions of the shareholders of the Company dated [●] 2010 (the "Shareholders' Resolutions" and together with the Directors' Resolutions are referred to as the "Resolutions");

1.6	a certificate from a Director of the Company addressed to this firm dated [●] 2010, a copy of which is attached hereto (the "Director's Certificate");

1.7	a certificate of good standing dated [●] 2010, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing"); and

1.8	the Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.  The following opinions are given only as to and based on circumstances and matters of fact existing and known to us at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof.  In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals;

2.2	the genuineness of all signatures and seals; and

2.3
there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	3.2
the authorised share capital of the Company, with effect immediately upon the completion of the Company's initial public offering of its Shares in the U.S., will be US$[  ] divided into [ ] ordinary shares of par value US$0.20 each;

3.3
                the issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Shares will be legally issued and allotted, fully paid and non-assessable; and

3.4
the statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder

Encl